Exhibit 10.5

May 4, 2018

Dear Jason,

On behalf of Syneos Health, Inc., I am extremely pleased to congratulate you on your appointment as the Company’s Chief Financial Officer, effective May 6, 2018.

Your employment is currently subject to the terms and conditions set forth in your Executive Employment Agreement dated April 8, 2014 and amended June 8, 2014 and your March 20, 2018 letter agreement, and will continue to be subject to such terms and conditions, except as modified below.

In consideration of your services to the Company as its CFO, you will be paid an annual base salary of $475,000, subject to annual review. You will continue to be eligible to participate in the Company’s Management Incentive Plan (MIP) and your MIP target value will be 70% of your annual base salary. Additionally, you will be eligible to participate in the Company’s Executive Severance Plan.

You will also be eligible to receive an annual equity award commensurate with amounts, terms and conditions applicable to similarly situated executive officers of the Company, subject to the applicable terms, conditions and eligibility requirements of the Company’s equity plans and programs, as they may exist from time to time.

If you accept the terms of this letter, please sign and date below. I look forward to the continued success of our finance team supporting the Company through your leadership.

Sincerely,

/s/ Alistair Macdonald

Alistair Macdonald
CEO

Accepted:	/s/ Jason Meggs	Date:	5/4/2018
Jason Meggs